EXHIBIT 10.15

MURPHY USA INC.

FORM OF TIME-BASED OPTION GRANT AGREEMENT

Time Based Stock Option Award Number:	Name of Optionee:	Number of Shares of Stock Subject to this Option:	Option Price Per Share:

 This Option, granted on and dated [grant date], by Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan (the “Plan”), is subject to the provisions set forth herein and in the Plan. This Option is designated a ‘non-qualified’ Option under the Plan.

1.

The Company hereby grants to the individual named above (the “Optionee”) an Option to purchase Shares of the $0.01 par value Common Stock of the Company from the Company up to the maximum number and at the Option Price per share set forth above.

2.

Subject to paragraph 3 below, this Option shall become exercisable as follows: [insert vesting]; provided, however, this Option shall not be exercisable whenever the purchase or delivery of Shares under it would be a violation of any law or any governmental regulation which the Company may find to be valid and applicable.

3.	This Option shall expire in the following situations:
(a)	Under Normal Termination of the Optionee, it shall expire two years thereafter;
(b)	If the Optionee dies, it shall expire two years after his/her death;
(c)	If the Optionee terminates for any reason other than death or Normal Termination, it shall expire at the time of termination;
(d)	In any event, it shall expire 7 years after its date.
4.	Unless the Committee shall otherwise determine, this Option will fully vest and 100 percent of the Option will be deemed to be earned immediately upon a Change of Control as defined in the Plan.
5.

Your right to exercise this Option may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and your rights to the Option shall therefore be forfeited. Your right to exercise such Option shall, however, be transferable by will or pursuant to the laws of descent and distribution or you may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to your rights under this Agreement in the event of your death.

6.

In the event of any relevant change in the capitalization of the Company subsequent to the date of this grant and prior to its exercise, the number of Options subject to this Agreement and Option Price will be adjusted to reflect such change in capitalization.

7.

This Option shall be exercised in writing and in accordance with such administrative regulations or requirements as may be stipulated from time to time by the Committee. Unless otherwise determined by the Committee, this Option shall be settled by the Company’s delivery to the individual of Shares equating in value to the difference between (i) the Fair Market Value of the Shares at the time of exercise and (ii) the applicable Option Price; less statutory withholding taxes. In case of the exercise of this Option in full, it shall be surrendered to the Company for cancellation. In case of the exercise of this Option in part, this Option shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon or of otherwise reflecting in such manner as the Company shall determine the result of such partial exercise of the Option.

8.

Nothing contained in this Agreement shall confer or be deemed to confer upon you any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate your employment at any time with or without assigning a reason therefore.

9.	The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

R. Andrew Clyde President & CEO
Attest:

John A. Moore Senior Vice President, General Counsel & Secretary